Exhibit 99.1

YTB International, Inc. Announces Internal Investigation

Edwardsville, IL. February 6, 2006. YTB International, Inc., (“YTBI” or the “Company”) (OTCBB: YTBL.OB) announced today that, as previously reported on the Form 8-K filed with the SEC on January 19, 2006, it has initiated an internal investigation as to certain matters related to its former accounting firm, Dischino & Associates, P.C., including its probable lack of independence in previously reported financial statements and the possible improper recognition of approximately $30,000 in revenue for the period ended June 30, 2005. The Company has recently retained the legal firm of Greenberg Traurig, LLP to perform the investigation. “We have taken a proactive stance on this matter and are working closely with Greenberg Traurig to provide any assistance and documentation it deems necessary to complete its investigation. The Board of Directors and the Audit Committee members are unanimous in support of the approach to this matter,” stated J. Lloyd Tomer, Chairman of the Board of YTBI.

John D. Clagg, Chief Financial Officer of YTBI, said, “The internal inquiry into certain accounting-related matters was disclosed in the Form 8-K filed with the SEC on January 19, 2006, and is continuing.” YTBI management and the Audit Committee have discussed the inquiry with UHY LLP, the Company's independent registered public accounting firm. Management has concluded that in light of the fact it appears the Company’s former accounting firm provided certain prohibited services and appears not to have followed appropriate auditing standards, the financial statements included in the Company’s Annual Reports for the years ended December 31, 2004 and December 31, 2003 and the financial statements included in the Company’s Quarterly Reports on Form 10-QSB for years 2004 and 2005 cannot be relied upon. Clagg further added, “We have a duty to inform the public that these financial reports can no longer be relied upon and take our responsibility very seriously. We are working diligently to have these financial statements re-audited by UHY and will file amended reports as soon as practicable. At this time we cannot comment on whether we believe there will be any re-statements of results. This matter revolves primarily around audit procedures which were applied in prior periods that we have reason to question.”

ABOUT YTBI: YTB International, Inc. provides Internet-based travel booking services to travel agencies in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and Rezconnect Technologies, Inc. YourTravelBiz.com division focuses on establishing online travel agencies through a nationwide network of independent business people, known as Independent Marketing Representatives, or “IMRs.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions for its online travel agencies (RTAs,) collects travel payments and licensing fees, and processes travel commissions. The RTA sells travel through a personalized Internet-based travel Website. The Rezconnect Technologies division builds online reservation systems for suppliers within the travel industry and establishes and maintains travel vendor relationships, books travel transactions.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Companies actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.